Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to  Registration Statement No. 333-141709 on Form S-3 of our report dated March 2, 2009 (August 7, 2009, as to the retrospective effects of the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51 (“SFAS 160”) as discussed in Note 2), relating to the consolidated financial statements and financial statement schedule of  U- Store-It Trust and subsidiaries as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the retrospective effects of the adoption of SFAS 160), and the effectiveness of the U- Store-It Trust and subsidiaries’ internal control over financial reporting as of December 31, 2008, appearing in the Current Report on Form 8-K of U-Store-It Trust and subsidiaries dated August 7, 2009, and to the reference to us under the heading “Experts” in this Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

August 7, 2009